Exhibit 16

August 2, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir:

We have read the paragraphs of Item 4 included in the Form 8-K dated July August 2, 2002 of Mossimo, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP

cc: Mr. Manuel Marrero, Chief Financial Officer, Mossimo, Inc.